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                                     [LETTERHEAD]

The Board of Directors
Choices Entertainment Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-44343 and 33-87016) on Form S-8, of Choices Entertainment Corporation of our report dated April 2, 1999 relating to the consolidated balance sheet of Choices Entertainment Corporation as of December 31, 1998, and the related consolidated statements of income, accumulated deficit, and cash flows for the year ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-KSB of Choices Entertainment Corporation.

Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, was in default on certain obligations, and has a net working capital deficiency, which factors raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ Miller and Co.
                                        Certified Public Accountants

Santa Monica, California
July 7, 1999